Exhibit 10.54

March 1, 2019

John Brooks

I am pleased to appoint you to the position of Executive Vice-President & Chief Marketing Officer as approved by the Board of Directors effective February 14, 2019, reporting to me.

Total Direct Compensation
In this role your base salary will be $525,000 USD. The expected value of your total compensation package (base salary, short term and long term incentive plans) will be $2,100,000 USD annually.

Short Term Incentive Plan (STIP)
You will continue to be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will increase to 75% of your base salary (or $393,750), and will be prorated in 2019 to reflect your time at the new target. This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company's Performance Management Program and the remaining 75% will be based on the Company's performance against its corporate targets. Both Corporate and individual components have a maximum of 200% of target.

Long Term Incentive Plan (LTIP)
You will continue to be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will increase to 225% of your annual salary (or $1,181,250), consisting of an allocation of 40% of value in regular stock options and 60% of value in performance share units (PSUs).

Ownership Guidelines
By February 14, 2024, you will be required to achieve an ownership level equivalent to 3 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program

Attachments
Attachment I: Total Direct Compensation
Appendix I: Executive Compensation Clawback Policy
Appendix II: Confidentiality Agreement

Sincerely,

Keith Creel
President and Chief Executive Officer